Exhibit 4.01

                  THIS THIRD SUPPLEMENTAL INDENTURE, dated as of April 20, 1999, is between LEHMAN BROTHERS HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), and THE CHASE MANHATTAN BANK, a banking corporation duly organized and existing under the laws of the State of New York, acting as Trustee under the Indenture referred to below (the "Trustee").

                               W I T N E S S E T H

                  WHEREAS, the Company has duly authorized the execution and delivery of an Indenture dated as of February 1, 1996 (the "Indenture"), as amended and supplemented, to provide for the issuance from time to time of its unsecured notes or other evidences of indebtedness to be issued in one or more series (the "Securities"), as in the Indenture provided, up to such principal amount or amounts as may from time to time be authorized in or pursuant to one or more resolutions of the Board of Directors;

                  WHEREAS, the Company will sell on the date hereof to Lehman Brothers Holdings Capital Trust II, a Delaware statutory business trust ("Trust II"), a series of Securities entitled the "7.875% Subordinated Deferrable Interest Debentures due 2048" (the "Subordinated Debentures");

                  WHEREAS, the Company has duly authorized the execution and delivery of this Third Supplemental Indenture in order to provide for certain supplements to the Indenture which shall only be applicable to the Subordinated Debentures;

                  WHEREAS, all acts and things necessary to make this Third Supplemental Indenture a valid agreement of the Company according to its terms have been done and performed, and the execution and delivery of this Third Supplemental Indenture have in all respects been duly authorized;

                  NOW, THEREFORE, in consideration of the premises, of the purchase and acceptance of the Securities by the Holders thereof, and of the sum of one dollar duly paid to it by the Trustee at the execution and delivery of these presents, the receipt whereof is hereby acknowledged, the Company covenants and agrees with the Trustee to supplement the Indenture, only for purposes of the Subordinated Debentures, as follows:

                  SECTION 1.        AMENDMENTS TO THE INDENTURE

                  1.1 Amendment to Section 101 of the Indenture. Section 101 of the Indenture is hereby amended solely with respect to the Subordinated Indentures by adding the following new definitions thereto, in the appropriate alphabetical sequence:

                  "Debentures"   means  the  Company's   7.875%   Subordinated
                  Deferrable Interest Debentures due 2048.
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                  "Declaration"  means the Amended and Restated  Declaration  of
                  Trust, dated as of April 20, 1999 among the Company and the trustees named therein.

                 "Trust  II"  means  Lehman  Brothers  Capital  Trust  II,  a
                  Delaware statutory business trust.

                  1.2 Amendment to Section 501 of the Indenture. Section 501 is amended by deleting the "or" at the end of paragraph (6) and inserting "; or" at the end of paragraph (7) in place of the period and adding the following at the end thereof:

                  "(8) Trust II shall have voluntarily or involuntarily dissolved, wound-up its business or otherwise terminated its existence except in connection with (i) distribution of the Securities held by Trust II to holders of its securities in liquidation of such holders' interests in Trust II, (ii) redemption of all of the securities issued by Trust II, or
                  (iii) mergers, consolidations or amalgamations, each as permitted by Section 3.15 of the Declaration."

                  1.3 Amendment to Section 902 of the Indenture. Section 902 is amended to add the following at the end thereof:

                  "For purposes of this Section 902, if the Debentures are held by Trust II, the consent of not less than 66 2/3% of the aggregate liquidation amount of the securities issued by Trust II shall be required in order for such supplemental indenture to be effective."

                  1.4 Amendment to Section 1007 of the Indenture. Section 1007 is amended to add the following at the end thereof:

                  "For purposes of this Section 1007, if the Debentures are held by Trust II, the consent of not less than a majority of the aggregate liquidation amount of the securities issued by Trust II shall be required in order to waive a covenant."

                  1.5 Amendment to Section 513 of the Indenture. Section 513 is amended to add the following at the end thereof:

                  "For purposes of this Section 513, if the Debentures are held by Trust II, the consent of not less than a majority of the aggregate liquidation amount of the securities issued by Trust II shall be required in order to waive such default."

                  1.6 Amendment to Article Ten of the Indenture. Article Ten of the Indenture is amended to add the following covenant at the end of such
Article:

                  "SECTION 1010.  Trust Covenants.

                  The Company  shall,  for so long as Trust II is in  existence:
                  (i) maintain directly or indirectly 100% ownership of the common securities of Trust II, (ii) cause Trust II to remain a statutory business trust and not to be voluntarily dissolved, wound-up, liquidated or terminated, except as provided for in the Declaration, (iii) use its commercially reasonable efforts to assure that Trust II will not be an "investment company" for purposes of the Investment Company Act of 1940, (iv) take no action that would be reasonably likely to cause Trust II to be classified as an association in a publicly traded partnership taxable as a corporation for United States federal income tax purposes, and (v) agree to pay all debts and obligations (other than with respect to the securities issued by Trust II) and all costs and expenses of Trust II (including, but not limited to, all costs and expenses relating to the organization of Trust II, the fees and expenses of the trustees and all costs and expenses relating to the operation of Trust II ) and to pay any and all taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed on Trust II by the United States, or any other taxing authority, so that the net amounts received and retained by Trust II after paying such expenses will be equal to the amounts Trust II would have received had no such costs or expenses been incurred by or imposed on the Trust II. The foregoing obligations of the Company are for the benefit of, and shall be enforceable by, any Person to whom any such debts, obligations, costs, expenses and taxes are owed (each, a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company, and the Company irrevocable waives any right or remedy to require that any such Creditor take any action against Trust II or any other Person before proceeding against the Company.

                  SECTION 2.        MISCELLANEOUS

                  2.1 Debentures. Attached hereto as Exhibit A is a form of the Subordinated Debenture.

                  2.2 Separability. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  2.3 Continuance of Indenture. This Third Supplemental Indenture supplements the Indenture and shall be a part of and subject to all the terms thereof. The Indenture, as supplemented by this Third Supplemental Indenture, shall continue in full force and effect.

                  2.4 The Trustee. The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this Third Supplemental Indenture, or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely.

                  2.5 Governing Law. This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

                  2.6 Defined Terms. All capitalized terms used in this Third Supplemental Indenture which are defined in the Indenture, but not otherwise defined herein, shall have the same meanings assigned to them in the Indenture.

                  2.7 Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.


                  The Chase  Manhattan  Bank  hereby  accepts the trusts in this
Third  Supplemental  Indenture  declared  and  provided,   upon  the  terms  and
conditions hereinabove set forth.

                  IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this Third Supplemental Indenture to be signed and acknowledged by its President, its Chairman of the Board, one of its Vice Presidents, its Chief Executive Officer or its Treasurer, and The Chase Manhattan Bank, as Trustee, has caused this Third Supplemental Indenture to be signed and acknowledged by one its authorized officers, and its corporate seal to be affixed hereunto, and the same to be attested by one of its authorized officers, as of the day and year first above written.

                                            LEHMAN BROTHERS HOLDINGS INC.




                                            By:       /s/ Jennifer Marre
                                            Name:     Jennifer Marre
                                            Title:    Vice President


                                            THE CHASE MANHATTAN BANK, as Trustee




                                             By:      /s/ Francine Springer

                                             Name:    Francine Springer
                                             Title:   Authorized Signatory